Media General Reports First-Quarter 2008 Results

RICHMOND, Va., April 17 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today reported a net loss for the first quarter of 2008 of $20.3 million, or 91 cents per diluted share, which included 47 cents per share related to the company's plans to sell five television stations. This compares with a net loss of $6.5 million, or 27 cents per diluted share, in the first quarter of 2007. The loss from continuing operations in the first quarter of 2008 was $9.8 million, or 44 cents per diluted share.

The loss from discontinued operations is primarily related to the sale of the company's ABC station in Lexington, Ky., including allocated goodwill, which was announced on March 7. The company expects that loss to be largely offset by an anticipated gain later in the year on the sale of its CW station in Jacksonville, Fla., which is progressing. The sales of the five stations are expected to generate total proceeds of $100 million to $105 million, which will be used to further reduce debt by $60 million to $65 million after considering estimated taxes to be paid.

"Media General's lower first-quarter results were largely attributable to continued weak revenues, especially in the Publishing Division, driven substantially by the impact of the deep housing-induced recession in Florida on our Tampa operations," said Marshall N. Morton, president and chief executive officer. "A 9.5 percent reduction in Publishing Division operating expenses in the quarter could not fully offset that division's revenue shortfalls. Consistent with our March 31 announcement, Media General continues to implement aggressive actions to better align expenses at our Florida properties with the current business environment. On April 14, for example, our Florida Communications Group, which includes all of our Tampa properties, announced a voluntary separation program. Approximately one-half of the 1,300 employees there are eligible to consider the opportunity, although fewer than that will act on it. In addition, all of our newspapers continue to make significant efforts to reduce newsprint consumption, which led, in part, to an 18 percent decline in newspaper consumption in the first quarter.

"Comparing our Florida results to those of other states where we operate underscores the unfavorable impact of Florida on our overall results," said Mr. Morton. "Revenues in Florida were down 29.5 percent in the first quarter. In contrast, revenues declined 11.1 percent in Virginia, 7.3 percent in North Carolina, and in the other states where we have publishing operations, namely Alabama and South Carolina, revenues were down 4.6 percent. Excluding Florida revenues from the division's first quarter, total Publishing revenues decreased less than 10 percent.

"In the Broadcast Division, we generated more than $4 million in Political revenues in the first quarter, partially offsetting lower Local and National transaction time sales. Our television stations are experiencing soft advertiser spending across a number of markets and key categories, including automotive, entertainment and furniture. Also, as announced on March 31, each of our stations is implementing further cost-reduction initiatives and pursuing additional new business development opportunities. The Broadcast Division also is deferring until later in the year all capital expenditures that are not critical to on-air operations," he said.

"The Interactive Media Division experienced solid growth in Local and Regional/National advertising, and revenues from the Yahoo!HotJobs partnership helped mitigate the decrease in Classified revenues," Mr. Morton said. "Page views and visitor sessions for the first quarter rose 12.6 percent, and 23.2 percent, respectively, driven in large part by our "Web-First" approach to local news in all markets. Our aggressive "Web-First" initiative is helping drive audience to our Web sites as evidenced by TBO.com in Tampa, which generated a 28 percent increase in page views in the first quarter."

Publishing Division

Publishing Division profit for the quarter decreased 56.4 percent, total revenues decreased 16.7 percent, and newspaper advertising revenues declined 19.1 percent. Excluding Florida operations, Publishing Division profit declined 24 percent in the quarter.

Classified advertising revenues in the first quarter were below last year's quarter by $13.9 million, or 27.9 percent, driven mostly by shortfalls in the Tampa market. For the company's three metro markets, real estate revenues were down 40 percent, employment revenues decreased 37 percent, and automotive revenues declined 34 percent.

Retail advertising revenues declined $5.9 million, or 10.8 percent, primarily due to lower spending in Tampa in the department store, home furnishings, and home improvement categories. National revenues decreased $2.1 million, or 21 percent, as a result of lower spending in the telecommunications, travel and automotive categories in the Tampa market. Circulation revenues decreased $900,000, or 5.1 percent, reflecting Daily and Sunday net-paid circulation volume declines.

Publishing Division expenses, excluding severance costs from the first-quarter of 2007, declined $1.1 million, or 9.5 percent for the quarter, reflecting significant decreases in newsprint expense, salaries, and benefits. Newsprint expense decreased 23.3 percent as a result of both lower prices and lower consumption. The average price per ton decreased $36 from the 2007 quarter. Salaries and benefits declined mostly due to actions implemented in 2007 in response to the weakening revenue environment.

Broadcast Division

Broadcast Division profit for the quarter was nominally ahead of the prior-year's same quarter as a result of expenses decreasing 1.4 percent. The expense reduction was achieved mostly through lower spending for discretionary categories, such as promotion, research and travel. Salaries increased only 1.5 percent, primarily the result of keeping open positions unfilled.

Total Broadcast revenues decreased 1.2 percent. Gross time sales declined about $2.5 million, or 3.1 percent. Local time sales declined $2.2 million, or 4.4 percent. Lower spending in the furniture store, fast food and automotive categories was partially offset by higher health care advertising. National time sales decreased $4.4 million, or 14.6 percent. Categories showing decreases for the quarter included automotive and entertainment, while drug stores and fast food increased.

Total Political revenues of $4.4 million compared with $340,000 in the 2007 quarter. The current quarter's revenues were generated from presidential campaign spending in South Carolina, Florida, Georgia, Alabama, Ohio and Rhode Island, as well as gubernatorial primary spending in North Carolina, U.S. Congressional primary races in Mississippi and Kentucky, and issue spending in Florida and Ohio.

Interactive Media Division

Interactive Media Division revenues of $7.7 million decreased $259,000, or 3.3 percent, over the 2007 quarter, due to lower Classified revenues and lower sales in the advergaming business. Local revenues increased 28.5 percent as the result of continued growth in banners and sponsorships and increased direct sales. National/Regional revenues grew 43.2 percent, due to a greater focus on national networks, particularly at TBO.com in Tampa. Classified advertising was down 15.4 percent as lower newspaper advertising volumes, especially help-wanted, had an unfavorable impact on the company's Web sites. The division's quarterly loss of $2.7 million compared with a loss of $630,000 in the 2007 quarter.

Other results

Interest expense decreased by $2.7 million, due mainly to lower interest rates, but aided by lower debt levels.

EBITDA (income from continuing operations before interest, taxes, depreciation and amortization) in the first quarter of 2008 was $14.2 million, compared with $23.9 million in the 2007 period. After-Tax Cash Flow was $8.5 million compared with $12.7 million in the prior year. Capital expenditures in the first quarter of 2008 were $8 million compared with $19.5 million in the prior-year period. The capital spending plan for 2008 has been reduced from $45 million to $25 million. Free Cash Flow for the quarter (After-Tax Cash Flow minus capital expenditures) was $559,000, compared with a deficit of $6.8 million in the prior-year period.

Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company's ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Conference Call and Webcast

The company will hold a conference call with financial analysts today at 10 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. To dial in to the call, listeners may call 1-866-277-1182 about 10 minutes prior to the 10 a.m. start. Listeners may also access the live Webcast by logging on to http://www.mediageneral.com and clicking on the "Live Earnings Conference" link on the homepage about 10 minutes in advance. A replay of the Webcast will be available online at http://www.mediageneral.com beginning at 12 p.m. today. A telephone replay is also available, beginning at 12 p.m. today and ending at 12 p.m. on April 24, 2008, by dialing 888-286-8010 or 617-801-6888, and using the passcode 75946294.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company's publicly available reports filed with the Securities and Exchange Commission. Media General's future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms. The company serves markets primarily in the Southeastern United States. Media General publishes 25 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus approximately 275 weekly newspapers and other targeted publications. The company owns and operates 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company's interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and two growing interactive advertising services companies, Blockdot, Inc. and DealTaker.com.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending
	March 30,	April 1,
(Unaudited, in thousands except per share amounts)	2008	2007

Revenues	$194,464	$218,264

Operating costs:
Production	98,048	105,319
Selling, general and administrative	82,433	87,134
Depreciation and amortization	18,330	19,203
Total operating costs	198,811	211,656

Operating income (loss)	(4,347)	6,608

Other income (expense):
Interest expense	(12,289)	(14,974)
Investment loss - unconsolidated affiliates	(21)	(2,301)
Other, net	208	392
Total other expense	(12,102)	(16,883)

Loss from continuing operations before income taxes	(16,449)	(10,275)

Income tax benefit	(6,637)	(3,722)

Loss from continuing operations	(9,812)	(6,553)
Discontinued operations:
Income from discontinued operations (net of tax)	857	49
Loss related to divestiture of operations (net of tax)	(11,300)	---
Net loss	$(20,255)	$(6,504)

Net loss per common share:
Loss from continuing operations	$(0.44)	$(0.27)
Discontinued operations	(0.47)	---
Net loss	$(0.91)	$(0.27)

Net loss per common share - assuming dilution:
Loss from continuing operations	$(0.44)	$(0.27)
Discontinued operations	(0.47)	---
Net loss	$(0.91)	$(0.27)

Weighted-average common shares outstanding:
Basic	22,112	23,655
Diluted	22,112	23,655

Media General, Inc.
BUSINESS SEGMENTS

			Interactive
(Unaudited, in thousands)	Publishing	Broadcast	Media	Eliminations	Total

Quarter Ended March 30, 2008
Consolidated revenues	$113,590	$74,731	$7,667	$(1,524)	$194,464
Segment operating cash flow	$15,022	$14,090	$(2,309)		$26,803
Recovery on investment			10		10
Depreciation and amortization	(6,810)	(6,534)	(447)		(13,791)
Segment profit (loss)	$8,212	$7,556	$(2,746)		13,022

Unallocated amounts:
Interest expense					(12,289)
Equity in net loss of unconsolidated affiliate					(21)
Acquisition intangibles amortization					(3,825)
Corporate expense					(10,692)
Other					(2,644)
Consolidated loss from continuing operations before income taxes					$(16,449)

Quarter Ended April 1, 2007
Consolidated revenues	$136,335	$75,637	$7,926	$(1,634)	$218,264
Segment operating cash flow	$25,305	$14,151	$(185)		$39,271
Depreciation and amortization	(6,451)	(6,602)	(445)		(13,498)
Segment profit (loss)	$18,854	$7,549	$(630)		25,773

Unallocated amounts:
Interest expense					(14,974)
Equity in net loss of unconsolidated affiliates					(2,301)
Acquisition intangibles amortization					(4,409)
Corporate expense					(10,255)
Other					(4,109)
Consolidated loss from continuing operations before income taxes					$(10,275)

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	March 30,	December 30,
(Unaudited, in thousands)	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$13,276	$14,214
Accounts receivable-net	103,686	133,863
Inventories	8,848	6,676
Other	60,448	52,083
Assets of discontinued operations	88,569	106,958
Total current assets	274,827	313,794

Investments in unconsolidated affiliates	52,527	52,360

Other assets	63,239	65,686

Property, plant and equipment - net	469,404	475,028

Excess of cost over fair value of net identifiable assets
of acquired businesses - net	917,521	917,521

FCC licenses and other intangibles - net	642,852	646,677
Total assets	$2,420,370	$2,471,066

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$35,047	$32,676
Accrued expenses and other liabilities	99,449	101,817
Liabilities of discontinued operations	4,955	5,521
Total current liabilities	139,451	140,014

Long-term debt	874,566	897,572

Deferred income taxes	307,717	311,588

Other liabilities and deferred credits	216,895	208,885

Stockholders' equity	881,741	913,007
Total liabilities and stockholders' equity	$2,420,370	$2,471,066

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending
	March 30,	April 1,
(Unaudited, in thousands)	2008	2007

Loss from continuing operations	$(9,812)	$(6,553)
Interest	12,289	14,974
Taxes	(6,637)	(3,722)
Depreciation and amortization	18,330	19,203

EBITDA from continuing operations	$14,170	$23,902

Loss from continuing operations	$(9,812)	$(6,553)
Depreciation and amortization	18,330	19,203

After-tax cash flow	$8,518	$12,650

After-tax cash flow	$8,518	$12,650
Capital expenditures	7,959	19,491

Free cash flow	$559	$(6,841)